EXHIBIT 10.8


                        SEPARATION AGREEMENT AND RELEASE


TO:  SAEED KARIM

         The purpose of this Separation Agreement and Release (the "Agreement") is to confirm the terms of your separation from employment with Front Porch Digital Inc. (the "Company") and any of its divisions, predecessors, successors or assigns (referred to collectively with the Company as the "Companies").

         1. You acknowledge that (a) you were advised by the Company to consult with an attorney of your choosing before you signed this Agreement; and (b) you were afforded sufficient opportunity to so consult with an attorney.

         2. You also acknowledge that you were advised by the Company, and you understood, that (a) you had at least twenty-one (21) days from your receipt of this Agreement to consider and execute it; and (b) you can revoke this Agreement by delivering written notice to the Company to the attention of Mr. Tim Petry, Chief Financial Officer, Front Porch Digital Inc., 1810 Chapel Avenue West, Suite 130, Cherry Hill, New Jersey 08002 within a period (the "Revocation Period") of seven (7) days following the day on which you sign this Agreement, and this Agreement shall not become effective or enforceable until after the Revocation Period has expired.

         3. You also acknowledge that you and the Company agreed that your employment with the Companies and your membership on the Board of Directors of the Company, and on any Committee thereof, ended as of the close of business on October 15, 2001 (the "Termination Date"). You also acknowledge and agree that if the Company receives any inquiries concerning your employment, the Company will state that you left the Company to pursue other interests.

         4. As consideration for your performance of services through the Termination Date, the Company paid you your base salary and provided related fringe benefits through the Termination Date. You acknowledge that you are not and will not be entitled to any other compensation for your services. However, the Company has agreed under Paragraph 7 below to provide you with additional compensation for the covenants and releases made and given by you under Paragraphs 5 and 6 below.

         5. For and in consideration of the Company's agreement to provide the additional compensation pursuant to Paragraph 7 below, you agree and acknowledge as follows:

             (a) The term "Person" shall mean any individual and any entity of any kind or nature whatsoever, including, without limitation, any partnership and any corporation. The term


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"Company Services" shall mean any services offered or performed by the Company at any time during the twenty-four (24) month period immediately preceding the Termination Date (the "Prior 24-Month Period"), any reasonably similar services and any services that can essentially be substituted for the foregoing Company Services.

             (b) During your employment by the Company and during the period you are being paid as a consultant to the Company pursuant to Paragraph 7(a)(4) hereof, except in your performance of services for the Company, you shall not, on behalf of yourself or any other Person, directly or indirectly solicit or market any Company Services from or to (i) any Person that has its principal place of business in the United States and was or became a client of any of the Companies at any time during the Prior 24-Month Period, but only if, as to any such Person, you or any current or former employee of any of the Companies who reports or reported to you has or had at any time during such Prior 24-Month Period solicited or marketed any Company Services from or to such Person; or
(ii) any Person with whom you or any current or former employee of any of the Companies who reports or reported to you is or was involved in developing a client relationship on behalf of any of the Companies at any time during the six
(6) month period prior to the Termination Date. Further, during your employment by the Company, you shall not compete directly or indirectly with any of the Companies.

             (c) During your employment by the Company and during the period you are being paid as a consultant to the Company pursuant to Paragraph 7(a)(4) hereof, you shall not directly or indirectly solicit or induce any individual employed with any of the Companies at that time or at any time during the six
(6) month period immediately preceding the Termination Date to leave his or her employment or to cease any other contractual arrangement with any of the Companies, or to accept employment with you or with any Person with whom you are or may be at any time employed or act as a director, officer or consultant, or have a financial interest therein.

             (d) "Business Associate(s)" means customers of any of the Companies or other third parties with whom any of the Companies conducts or may conduct business. "Confidential Information" means any trade secrets, proprietary information or other information of or pertaining to any of the Companies or any Business Associate and that is disclosed to or otherwise learned by you during or as a result of your employment with any of the Companies, and whether made available orally, electronically, in writing, visually or otherwise. Confidential Information includes, without limitation, methodologies, processes, tools, designs, specifications, software, business strategies, financial information, forecasts, personnel information and customer identities, characteristics, buying habits and requirements, and any other information that is not generally known or that any of the Companies treat as confidential. You will not, in any manner, either during or after your employment with any of the Companies (i) make use of Confidential Information except in the performance of services for any of the Companies, or (ii) disclose to any person or entity, other than authorized personnel of any of the Companies, any Confidential Information. These restrictions, however, will not apply to Confidential Information that you can demonstrate is or has become generally known to the public through no fault of yours or breach of any agreement by you, or was previously known to you other than as a


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result of disclosure by or access to such Confidential Information from any of the Companies or a Business Associate.

             (e) You agree and warrant that you have returned to the Company all Company property and tangible matter. Without limiting the scope of the foregoing, you represent and warrant that you have returned all equipment, furniture, documents and other property of the Company including, without limitation, all originals and copies of any software, disks, security devices, data, computer hardware, reports, files, correspondence, plans, planning documents, and all documents containing Confidential Information as that term is defined in subparagraph 5(d) of this Agreement. You further represent and warrant that you have not taken or copied, and have not and will not reveal to any person, in any form or manner, any confidential or proprietary information of the Company including, but not limited to, lists of customers or potential customers, financial information, business practices, business plans and/or strategic plans.

             (f) You acknowledge that the Company and you believe that the restrictions contained in this Paragraph 5 are reasonable as to the scope, geographical area and duration of the covenants provided by you in this Paragraph 5 and are essential to protect the Companies' legitimate business interests. Enforcement of these provisions should not cause you any hardship, and, because of your background and experience, will not preclude you from becoming gainfully employed.

             (g) You agree to reasonably cooperate with the Companies in connection with any dispute, claim, litigation or investigation by any person or entity against or involving the Companies or any of their officers, employees, agents or representatives. As part of this agreement to reasonably cooperate, you agree to speak and/or meet with the Companies and/or their representatives or counsel at and for reasonable times upon reasonable notice, without the need for any legal proceeding or compulsory process. You agree also to make yourself available for reasonable times and upon reasonable notice for such things as interviews, depositions and trials. The Company agrees to reimburse you for reasonable expenses incurred with respect to such cooperation.

         6. Although you acknowledge that you have not made any claim and are not aware of any reason for which you would or could assert any claim against any of the Companies, the Company's agreement to make payments to you pursuant to Paragraph 7 below is also made by the Company and accepted by you as consideration for your Release provided in this Paragraph 6. Therefore, as part of the consideration for such agreement by the Company, you hereby fully and forever remise, release and discharge (referred to collectively as "Release") the Company, its current and former divisions, affiliates, subsidiaries, branches, benefit plans, parents, predecessors, stockholders, members, officers, directors, employees, agents, representatives, successors and assigns, both individually and in their official capacities (referred to herein collectively as "Releasees"), of and from any and all actions, suits, claims, charges, complaints, contracts, demands, agreements, promises or obligations whatsoever, in law or equity, which you have or now or hereafter may have against the Company or any other Releasee for, upon, or by


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

reason of any matter, cause or thing whatsoever, known or unknown, from the beginning of the world through the date of this Agreement, including, but not limited to, any and all matters arising out of your employment by and termination of your employment with the Companies, and including, but not limited to, any alleged violation of the Age Discrimination in Employment Act, as amended ("ADEA"); the Older Worker Benefits Protection Act; Title VII of the Civil Rights of 1964, as amended; the Reconstruction Era Civil Rights Act, as amended; the Civil Rights Act of 1991, as amended; the Equal Pay Act; the Americans with Disabilities Act; the Federal Family and Medical Leave Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974, as amended; the New Jersey Law Against Discrimination; the New Jersey Family Leave Act; the New Jersey Conscientious Employee Protection Act (also known as the Whistleblower Act); the retaliation provisions of the New Jersey Workers' Compensation Law; the New Jersey State Wage and Hour Law; the New Jersey Unemployment Compensation Law and/or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract or implied contract or tort law or public policy claim, having any bearing whatsoever on the terms and conditions of your employment by and the termination of your employment with the Companies and/or Releasees, including, but not limited to, any claim for wrongful discharge, back pay, vacation pay, and/or future wage loss, provided, however, that you do not remise, release or discharge any claim for breach by the Company of the terms of this Agreement, and provided, also, that, as set forth in section 7(f)(1)(C) of the ADEA, as added by the Older Workers Benefit Protection Act of 1990, you are not waiving any rights or claims that may arise after this Agreement is executed by you.

         7. (a) As consideration for your execution, delivery and performance of this Agreement, your compliance with your covenants in Paragraph 5 above and your Release in Paragraph 6 above, the Company shall:

             (1) pay you on each of October 30, 2001 and November 15, 2001, the gross sum of seven thousand five hundred dollars ($7,500). From this amount, the Company will determine and withhold applicable taxes (including but not limited to, federal, FICA, FUTA, Medicare, state, local and unemployment compensation, etc.);

             (2) vest, as of October 15, 2001, options to purchase 166,667 shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Company previously granted to you pursuant to the 2000 Equity Incentive Plan of the Company (the "Plan"), of which options to purchase 100,000 shares shall be exercisable at $2.00 per share and options to purchase 66,667 shares shall be exercisable at $4.00 per share; PROVIDED, HOWEVER, that in the event the Company elects to reprice any currently outstanding employee stock options that are exercisable to purchase shares of Common Stock at a price of $2.00 or $4.00 per share, or to cancel any such employee stock options and issue new employee stock options in lieu thereof, the options vested pursuant to this subparagraph (2) shall be similarly repriced or replaced;

             (3) issue to you on October 31, 2001 (or as soon thereafter as is practicable, but in no event later than November 9, 2001) pursuant to the Plan shares of


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

         Common Stock valued (in accordance with subparagraph (4)(iii) below) at $14,000, which shares shall have been registered under the Securities Act of 1933, as amended, and shall be freely transferable by you; and

             (4) commencing October 31, 2001, retain you as a consultant to the Company on the following terms:

                   (i) TERM. Commencing October 31, 2001 and ending on the date you have obtained full-time employment as contemplated by subparagraph (e) below, but in no event prior to April 30, 2002 or after October 31, 2002.

                   (ii) DUTIES. You shall consult with management of the Company regarding the Company's products and services and the markets therefor. In the performance of your duties as a consultant, you shall not be required to consult more than 10 hours per month and, unless you otherwise agree, all such consulting services shall be provided telephonically.

                   (iii) FEES. In consideration of your consulting services, the
             Company shall pay you a fee of $15,000 per month, payable in advance. In respect of the first five (5) months of your consulting services, the Company, at its option, shall satisfy its fee obligation, in whole or in part, by the payment of cash or by the issuance to you of shares of Common Stock pursuant to the Plan, which shares shall have been registered under the Securities Act of 1933, as amended, and shall be freely transferable by you. Such initial payment of cash or shares shall be payable to you on October 31, 2001; provided, however, that any portion payable in shares may be issued as soon as practicable thereafter, but in any event prior to November 9, 2001. All subsequent payments will be payable bi-monthly in advance on April 30, 2002 (two months), June 30, 2002 (two months), August 31, 2001 (two months) and September 30, 2002 (one month), and at the option of the Company, shall be payable in cash or in shares of Common Stock issued under the Plan, which shares shall have been registered under the Securities Act of 1933, as amended. In determining the number of shares of Common Stock issuable to you on any payment date, shares shall be valued at a price equal to the average closing price of the Common Stock, as reported on the Over-the-Counter Bulletin Board, for the last five trading days ending on the third trading day immediately preceding such payment date.

                   (iv) EXPENSES. You shall be entitled to reimbursement for all reasonable and necessary out-of-pocket expenses incurred in the performance of your duties in accordance with the Company's policies applicable thereto.

                   (v) WITHHOLDING, ETC. In conformity with your independent
             contractor status and without limiting any of the foregoing, you understand that no deduction or withholding for taxes or contributions of any kind shall be made by


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

             the Company. You agree to accept exclusive liability for the payment of all self employment taxes or contributions for unemployment insurance or pensions or annuities or social security payments which are measured by the remuneration paid to you as an independent contractor and to reimburse and indemnify the Company for any such taxes or contributions or penalties which the Company may be compelled to pay as a result of your non payment of the same as a self employed individual. You also agree to take all action and comply with all applicable administrative regulations necessary for the payment by you of such.

                   (vi) BENEFITS. Except as expressly provided herein, you shall not participate in the Company's fringe benefit plans or any other compensation or benefit plans the Company maintains for its own employees.

All options vested pursuant to subparagraph (2) above shall be exercisable in accordance with the terms thereof at any time on or before October 31, 2002, notwithstanding any provision of the Plan that would cause such options to terminate on an earlier date as a result of your earlier termination of employment with the Company, and shall otherwise remain subject to the terms and conditions thereof.

         (b) You understand and agree that your eligibility for medical benefits under the Company's group health care plan terminated as of October 15, 2001, and that you have elected to continue coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (referred to herein as "COBRA"). The Company shall pay the premiums required for such coverage until such time as you have obtained full-time employment as contemplated by subparagraph (e) below, after which time you must pay the premiums required for such coverage.

         (c) The Company's obligations under this Paragraph shall not arise unless the Agreement becomes effective as set forth in Paragraph 2.

         (d) You acknowledge and agree that the Company's obligations under subparagraphs 7(a) arise under this Agreement, are in consideration for your signing this Agreement, and constitute consideration to which you are not otherwise entitled.

         (e) You acknowledge and agree that you are currently seeking full-time employment and that the Company's payment obligations under subparagraphs 7(a)(4) and 7(b) shall continue only so long as you continue in good faith to seek full-time employment on terms reasonably satisfactory to you. You acknowledge and agree that from and after the date this Agreement becomes effective as set forth in Paragraph 2 above, you shall use your best efforts to continue to seek and to obtain such full-time employment. At such time as you obtain full-time employment, you shall notify the Company (attention of the Chief Financial Officer) in writing of such employment (with a copy of such notice concurrently sent by telecopy to Eric M. Hellige, Esq. at 212-326-0806).


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

         (f) You and the Company acknowledge and agree that the number of shares of Common Stock to be issued to you pursuant to Paragraphs 7(a)(2) and 7(a)(4)(iii) above will be determined on a good faith basis to allow you to sell such shares in an orderly manner and receive the aggregate dollar amounts to which you would have been entitled had the Company paid you cash rather than issued you shares of Common Stock (i.e., $14,000 in the case of Paragraph 7(a)(2) and $15,000 per month in the case of Paragraph 7(a)(4)(iii)). You agree that you will attempt to liquidate the shares of Common Stock issued to you pursuant to such Paragraphs on an arms' length basis and in a prompt and orderly manner with a view toward maximizing the cash consideration you will receive upon the sale of such shares; provided, however, that all shares issued to you on or about October 31, 2001 pursuant to Paragraph 7(a)(4)(iii) will be sold by you within 120 days of your receipt thereof and all other shares issued to you pursuant to this Agreement will be sold by you within 60 days of your receipt thereof. You will promptly furnish the Company (in the manner specified in Paragraph 7(e) hereof) copies of all broker confirmations with respect to such sales, which shall reflect the number of shares sold, the sales price or prices and the sales commissions and other costs incurred by you in connection with each such sale. If, following your sale of all shares of Common Stock relating to any specific payment, the aggregate net proceeds received by you, as reflected on the broker confirmations relating to the sales of such shares, from such sales is less than the dollar amount of the payment to which such shares relate, the Company shall promptly pay you, at the election of the Company in cash or additional shares of Common Stock (valued pursuant to Paragraph 7(e)), the difference between the amount of the net proceeds received by you and the amount of the payment to which you would have been entitled. If, following your sale of all shares of Common Stock relating to any specific payment, the aggregate net proceeds to you, as reflected on the broker confirmations relating to the sale of such shares, from such sales is greater than the dollar amount of the payment to which such shares relate, you shall promptly pay to the Company the amount of such excess.

         8. You agree not to institute any complaint, lawsuit or other proceeding against any of the Releasees with respect to any matters for which a Release has been provided under this Agreement. The foregoing does not restrict the parties from instituting any proceeding for breach of the terms of this Agreement.

         9. The Company and you agree to keep confidential the existence of this Agreement and all terms and information contained in this Agreement except to the extent (a) either are required by process of law to make such disclosure and promptly notify the other of receipt of such process or (b) to enforce this Agreement. You also agree to keep confidential the existence of this Agreement and all terms and information contained in this Agreement except to the extent of a disclosure on a need-to-know basis to your spouse, attorneys, accountants and financial advisors who are advised of the confidential nature of this Agreement. The Company agrees to keep confidential the terms and information contained in this Agreement, except as may be required under applicable law or to the extent of disclosures to persons and/or entities having legitimate business-related needs to know.


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

         10. You acknowledge that any breach of any of your obligations in this Agreement will cause damages to the Company that may not be readily determinable in money terms and will not be adequately compensable by money damages, and such breach will cause the Company irreparable harm. Accordingly, in addition to any and all remedies that the Company will otherwise have, you hereby consent that any violation by you of any one or more of the provisions of this Agreement shall permit the Company to seek a restraining order and/or an injunction to prevent you from violating said provision or provisions.

         11. You covenant and agree that you will not make or authorize to be made any statement, written or oral, in disparagement of the Company or any of its officers, shareholders, directors, employees, agents or associates (including, but not limited to, negative references to each or any of the Company's products, services or corporate policies) to the general public and/or to the Company's employees, potential employees, customers, potential customers, suppliers, potential suppliers, business partners, and/or potential business partners. The Company covenants and agrees not to make or authorize to be made any statement, written or oral, in disparagement of you to the general public and/or to the Company's employees, potential employees, customers, potential customers, suppliers, potential suppliers, business partners, and/or potential business partners. The Company makes no representation or commitment concerning statements beyond that expressly set forth in the preceding sentence.

         12. The Company and you acknowledge and agree that the offer and acceptance of this Agreement and the Agreement itself are not admissions, and shall not be construed to be admissions, of any wrongdoing or liability by you or each or any of the Releasees; moreover, any such liability or wrongdoing is denied by you and the Releasees and each or any of them. The offer of this Agreement, the Agreement itself, and any of its terms, shall not be admissible as evidence of any liability or wrongdoing by you or each or any of the Releasees in any judicial, administrative or other proceeding now pending or hereafter instituted by any person or entity.

         13. This Agreement constitutes a complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations or discussions relating to its subject matter.

         14. If any provision of this Agreement or the application thereof is held invalid, (a) the invalidity of such provision shall not affect other provisions or applications of this Agreement that reasonably can be given effect without the invalid provisions or applications and, (b) such invalid provision shall be enforced to the greatest extent permitted by applicable law. As to the scope, geographical area and duration of your covenants in Paragraph 5 above, you agree that the Court shall substitute a reasonable scope, geographic area and/or duration with respect to any provision in Paragraph 5 that is or otherwise would be held invalid.

         15. The interpretation of this Agreement and the rights of the parties under this Agreement shall be governed by the substantive laws of the State of Colorado without giving effect to its choice of law principles. Any litigation arising from any claim, dispute or other matter in question of any kind relating to this Agreement shall be brought exclusively in the


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

Courts of Boulder County, Colorado. The prevailing party in any such litigation shall be entitled to recover his or its attorneys fees and costs from the other party.

         16. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, estates, heirs and personal representatives.

         17. Each party hereto acknowledges that (a) it has read and understands all of the provisions of this Agreement and is fully aware of the content and legal effect hereof; (b) it is voluntarily entering into this Agreement; and (c) it has not relied on any representation or statement not set forth in this Agreement.

                                       AGREED TO:


Dated:           10/31/2001                        /S/ SAEED KARIM
       ----------------------------    -----------------------------------------
                                       Saeed Karim


Dated:           10/31/2001            FRONT PORCH DIGITAL INC.
       ----------------------------


                                       By:  /S/ JEAN REICZYK
                                           -------------------------------------
                                           Jean Reiczyk
                                           Chief Executive Officer


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